Exhibit 99.1

FOSSIL GROUP, INC.  REPORTS SECOND QUARTER 2014 RESULTS

Second Quarter Net Sales Increase 10% to $774 million; Diluted EPS of $0.98

Company Updates Full Year Guidance and Provides Third Quarter Guidance

Richardson, TX. August 12, 2014 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the second quarter ended July 5, 2014.

Second Quarter Highlights

•                  Net sales grew in all business segments:

•                  Wholesale net sales increased 9%, with increases in all wholesale segments

•                  Direct to consumer net sales increased 12%

•                  Global retail comps were flat compared to last fiscal year, with increases in Asia Pacific and Europe offsetting a decrease in North America

•                  Net sales of watches increased 12%

•                  Net sales of jewelry increased 19%

The Company reported net income for the second quarter of fiscal 2014 of $52.5 million, or $0.98 per diluted share, compared to $67.7 million or $1.15 per diluted share for the second quarter of fiscal 2013.  The decrease in diluted earnings per share resulted from lower operating income, as planned increases in operating expenses more than offset the benefit of higher sales, along with the impact of a lower share base.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “We are pleased to continue our positive momentum, delivering second quarter results consistent with our plans, with sales growth driven by the disciplined execution of our strategies and the benefit of operating a diversified business model with global reach, powerful brands and a strong innovation pipeline.  Sales grew across geographies, demonstrating the worldwide demand for our brands with notable strength in Europe and Asia.  Globally, we continued to see the strongest gains in watches and jewelry.  The branded jewelry trend continues to gain traction and is a category we can grow meaningfully, leveraging the synergies of our design, production and global distribution capabilities.  We grew the Fossil brand, with solid gains in watches and delivered a slight increase in Fossil brand leathers, as we continue to focus our efforts to improve performance in this category.”

Mr. Kartsotis concluded, “As we enter the second half of 2014, we feel we are on track for the year and remain excited about our prospects for the future.  As a leader in a growing global category, our goal is to leverage our many competitive advantages including our design and brand-building talent, compelling portfolio of brands, world-class supply chain and expansive global distribution network.  These strategic advantages position us to deliver consistent top-line growth and afford us many opportunities for efficiencies and profit expansion in the future.  Combined with our solid financial position and cash generation power, we feel we are poised to continue to deliver sustained growth and outstanding returns for our shareholders.”

Operating Results

The translation impact of a weaker U.S. dollar increased the Company’s reported net sales by $11.3 million during the fiscal second quarter.  The following discussion of the Company’s net sales is based on constant dollar performance.

Second quarter 2014 worldwide net sales rose 8% or $56.3 million, reflecting sales growth in each of the Company’s wholesale segments and direct to consumer segment.  This sales increase was driven by strong growth in the Company’s multi-brand global watch portfolio as well as growth in the FOSSIL® and SKAGEN® brands.  Second quarter jewelry sales increased significantly, while sales of leathers declined.

Net sales from the North America wholesale segment increased 2%, or $5.2 million, compared to the second quarter of fiscal 2013.  Growth in watches and jewelry products drove the North American sales increase and were partially offset by a decline in leathers.  Increases in wholesale shipments in the United States drove the regional performance with sales to off-price partners increasing as compared to last fiscal year.

Europe wholesale net sales rose 13%, or $22.4 million, compared to the second quarter of fiscal 2013.  Double digit growth in watches and jewelry products led the European sales increase and were partially offset by a decline in leathers. Most European markets posted sales increases, with the strongest growth coming from the United Kingdom and the Middle East.

Asia Pacific wholesale net sales rose 9%, or $8.9 million, compared to the second quarter of fiscal 2013.  Double digit growth in watches drove the increase and was partially offset by a decline in leathers and jewelry.  The majority of markets contributed to the sales growth, with particularly strong growth in Japan, China and Taiwan.

Direct to consumer net sales for the second quarter of fiscal 2014 increased 11%, or $19.8 million, compared to the second quarter of fiscal 2013.  The sales increase was primarily driven by the expansion of the global retail store base, as same stores sales were roughly flat overall, with increases in Asia Pacific and Europe offset by a decrease in North America, which was largely driven by mall traffic declines.  Same store sales were strongest in jewelry with leathers up slightly and watches in line with the Company’s overall same store sales result.

During the second quarter of fiscal 2014, gross margin decreased 40 basis points to 57.5%, primarily driven by the impact of higher sales through lower margin channels, partially offset by the favorable impact of regional distribution mix given the growth in international markets and a greater sales mix of higher margin products.

The Company’s operating expenses increased during the second fiscal quarter due to the expansion of the Company’s retail store and concession base, infrastructure investments to support growth and global initiatives, marketing displays, advertising royalties, and non-cash impairment charges associated with specific Company-owned retail stores.  The Company’s operating expense rate increased 370 basis points to 46.5% compared to 42.8% of net sales in the second quarter of fiscal 2013.

Operating income for the second quarter of fiscal 2014 decreased 21%, or $22.1 million, compared to the prior fiscal year second quarter, including a benefit of $1.8 million related to foreign currency translation.  Operating margin decreased 410 basis points to 11.0% of net sales, compared to 15.1% of net sales for the same period last fiscal year.

During the fiscal second quarter, interest expense increased $2.1 million to $3.9 million.

The Company’s effective income tax rate in the second quarter of fiscal 2014 was 31.2%, compared to 32.5% in the second quarter of fiscal 2013.

Share Repurchase

During the second quarter of fiscal 2014, the Company invested $67.3 million to repurchase 0.6 million shares of its common stock at an average price of $107 per share.  As of July 5, 2014, the Company had $309 million remaining on its share repurchase authorization.

Sales and Earnings Guidance

For the full 2014 fiscal year, the Company now expects:

•                  Net sales to increase approximately 8.75% to 10.0%

•                  Operating margin in a range of 16.2% to 17.0%

•                  Diluted earnings per share in a range of $6.95 to $7.35

For the third quarter of fiscal 2014, the Company expects:

•                  Net sales to increase approximately 7.5% to 9.0%

•                  Operating margin in a range of 16.7% to 17.2%

•                  Diluted earnings per share in a range of $1.77 to $1.84

During the second quarter of fiscal 2014, the Company conducted a strategic review of certain of its North American retail stores and developed plans to improve profitability related to those stores.  The Company estimates that those plans could result in a charge of approximately $0.10 per diluted share, which would likely be recorded in either the fourth quarter of fiscal 2014 or the first half of fiscal 2015.  The Company’s annual fiscal 2014 guidance range provides for such a charge.

The Company’s guidance assumes that current foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.  The Company’s fiscal 2014 includes 53 weeks compared to 52 weeks in fiscal 2013.

Safe Harbor

Certain statements contained herein that are not historical facts, including future earnings guidance, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 filed with the Securities and Exchange Commission (the “SEC”).

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods, accessories and clothing.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through approximately 25 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 540 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Eric M. Cerny	Allison Malkin
	FOSSIL GROUP, Inc.	ICR, Inc.
	(855) 336-7745	(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 27 Weeks Ended	For the 26 Weeks Ended
Statement Data (in millions, except per share data):	July 5, 2014	June 29, 2013	July 5, 2014	June 29, 2013
Net sales	$773.8	$706.2	$1,550.4	$1,387.1
Cost of sales	329.2	297.3	662.6	599.7
Gross profit	444.6	408.9	887.8	787.4
Gross margin	57.5%	57.9%	57.3%	56.8%
Operating expense	359.8	302.0	698.3	586.1
Operating expense (% of net sales)	46.5%	42.8%	45.0%	42.3%
Operating income	84.8	106.9	189.5	201.3
Operating margin	11.0%	15.1%	12.2%	14.5%
Interest expense	3.9	1.7	7.6	3.0
Other (expense) income — net	(1.1)	(1.0)	(1.5)	8.8
Income before income taxes	79.8	104.2	180.4	207.1
Tax provision	24.9	33.8	56.3	62.7
Less: Net income attributable to noncontrolling interest	2.4	2.7	5.2	4.5
Net income attributable to Fossil Group, Inc.	$52.5	$67.7	$118.9	$139.9
Basic earnings per share	$0.98	$1.16	$2.21	$2.37
Diluted earnings per share	$0.98	$1.15	$2.20	$2.36
Weighted average common shares outstanding:
Basic	53.5	58.6	53.8	59.0
Diluted	53.7	58.9	54.0	59.3

Consolidated Balance Sheet Data (in	July 5,	June 29,
millions):	2014	2013
Assets:
Cash and cash equivalents	$272.6	$313.3
Accounts receivable-net	304.6	257.7
Inventories	664.2	582.1
Other current assets	168.6	121.2
Total current assets	$1,410.0	$1,274.3

Property, plant and equipment - net	$359.9	$334.5
Goodwill	206.4	202.2
Intangible and other assets - net	184.3	178.4
Total long-term assets	$750.6	$715.1

Total assets	$2,160.6	$1,989.4
Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$420.0	$348.3
Short-term debt	13.7	1.6
Total current liabilities	$433.7	$349.9

Long-term debt	$533.2	$339.4
Other long-term liabilities	178.0	146.0
Total long-term liabilities	$711.2	$485.4

Stockholders’ equity	$1,015.7	$1,154.1

Total liabilities and stockholders’ equity	$2,160.6	$1,989.4

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 27 Weeks Ended	For the 26 Weeks Ended
Business Segment Net Sales ($ in millions)	July 5, 2014	June 29, 2013	July 5, 2014	June 29, 2013
Wholesale:
North America wholesale	$265.2	$260.7	$538.0.	$515.8
Europe	202.4	170.7	408.1	344.6
Asia Pacific	105.7	96.2	209.3	183.0
Total wholesale	573.3	527.6	1,155.4	1,043.4

Direct to consumer	200.5	178.6	395.0	343.7

Total net sales	$773.8	$706.2	$1,550.4	$1,387.1

Product Category Information

	Amounts For the 13 Weeks Ended	Amounts For the 13 Weeks Ended	Amounts For the 27 Weeks Ended	Amounts For the 26 Weeks Ended
Product Sales (in millions)	July 5, 2014	June 29, 2013	July 5, 2014	June 29, 2013
Watches	$611.2	$547.2	$1,212.6	$1,060.2
Leathers	87.3	91.7	187.1	194.5
Jewelry	56.2	47.0	112.7	89.4
Other	19.1	20.3	38.0	43.0
Total net sales	$773.8	$706.2	$1,550.4	$1,387.1

Store Count Information

	July 5, 2014			June 29, 2013
	North America	Other International	Total	North America	Other International	Total
Full price accessory	118	163	281	108	153	261
Outlets	129	84	213	108	67	175
Clothing	30	2	32	30	2	32
Full price multi-brand	6	26	32	6	19	25
Total stores	283	275	558	252	241	493

Constant Currency Financial Information

The following table presents the Company’s business segment net sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended July 5, 2014			Net Sales For the 27 Weeks Ended July 5, 2014
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$265.2	$(0.7)	$265.9	$538.0	$(2.2)	$540.2
Europe	202.4	9.3	193.1	408.1	15.8	392.3
Asia Pacific	105.7	0.6	105.1	209.3	(3.2)	212.5
Total wholesale	573.3	9.2	564.1	1,155.4	10.4	1,145.0

Direct to consumer	200.5	2.1	198.4	395.0	2.2	392.8

Total net sales	$773.8	$11.3	$762.5	$1,550.4	$12.6	$1,537.8

END OF RELEASE